UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2007

Openwave Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Seaport Boulevard Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 480-8000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On August 27, 2007, the Compensation Committee of the Board of Directors of Openwave Systems Inc. (the “Company”) unanimously amended the employment arrangement with Robert Vrij, the Company’s President and Chief Executive Officer, with respect to his participation in the Company’s Corporate Incentive Plan (“CIP”). Mr. Vrij is eligible for a quarterly incentive cash award under the CIP targeted at 100% of his base salary actually earned during such quarterly period. Mr. Vrij’s actual incentive cash award is subject to the terms of the CIP and may be paid below, at or above target (up to a maximum of 150% of target), determined based upon a combination of the Company’s achievement level against selected financial and performance objectives; provided that, subject to his continued employment through the applicable payment dates, for the Company’s fiscal years 2008, 2009, and 2010, Mr. Vrij will receive a bonus payment per fiscal quarter guaranteed at 50% of the amount he would have been paid under the CIP had the performance goals for that quarter been met at target level, provided that he will be paid the actual amount payable under the CIP, if such amount is higher than the guaranteed payout, in the event that the performance goals are met.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 27, 2007, the Company’s Board of Directors approved the amendment and restatement of the Company’s Amended and Restated Bylaws (the “Bylaws” and, as amended, the “Amended Bylaws”).

The Bylaws were amended and restated to implement changes to, among other things:

(1)	Provide the same notice period for a stockholder to make a director nomination or make a stockholder proposal at the annual meeting of stockholders.

As revised, for a stockholder’s notice of a director nomination or a stockholder proposal to be timely, such notice must be received no less than ninety (90) and no more than one hundred and twenty (120) days prior to the anniversary of the preceding year’s annual meeting date. Further, the amendments provide that if the annual meeting is set for a date more than twenty-five (25) days before or after the anniversary of the preceding year’s annual meeting, such stockholder notice must be received not later than the tenth (10th) day following public disclosure of such annual meeting date. However, in order to provide sufficient time for stockholders to provide notice, the Amended Bylaws provide that for the 2007 annual meeting stockholder notice must be received not later than the thirtieth (30th) day following public disclosure of the 2007 annual meeting date.

(2)	Describe the roles of the meeting chairperson and the Board of Directors in determining the conduct for stockholder meetings.

(3)	Set a range for the size of the Board of Directors of between five and eleven members, with the specific number of directors to be determined from time to time by resolution of the Board of Directors.

The foregoing is a summary description of the amendments to the Bylaws which does not purport to be complete and is qualified in its entirety by reference to the full text of the prior

Bylaws, a copy of which was filed with the Securities and Exchange Commission on August 1, 2007 as Exhibit 3.01 to the Company’s Current Report on Form 8-K and is incorporated herein by reference, and the Amended Bylaws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01	Other Events.

On August 30, 2007, the Company issued a press release announcing that it currently plans to hold its 2007 Annual Meeting of Stockholders at 3:00 p.m. local time on Thursday, December 6, 2007, at its offices located at 2100 Seaport Blvd, Redwood City, California 94063.

Rule 14a-8 Stockholder Proposal Deadline

The 2007 Annual Meeting date represents a change of more than 30 days from the anniversary of the Company’s 2006 Annual Meeting of Stockholders. As a result, under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in the Company’s proxy materials for the 2007 Annual Meeting is required to be a reasonable time before the Company begins to print and mail the proxy materials. Taking into consideration the time and process for addressing any deficiencies in proposals that may be submitted, the Company has determined that the close of business on September 29, 2007 should be the deadline for submission of proposals pursuant to Rule 14a-8. Such proposals should be delivered to: 2100 Seaport Blvd., Redwood City, CA 94063, Attention: Corporate Secretary. The Company recommends that such proposals be sent by certified mail, return receipt requested. Such proposals also will need to comply with the rules of the Securities and Exchange Commission regarding the inclusion of stockholder proposals in the Company’s proxy materials, and may be omitted if not in compliance with applicable requirements.

Bylaws Advance Notice Deadline

In accordance with the requirements for advance notice set forth in the Company’s Bylaws, giving effect to the amendments described in Item 5.03 above, for a stockholder to submit a director nomination or proposal outside Rule 14a-8 to be considered timely, for the 2007 Annual Meeting of Stockholders such proposal or nomination must be received by the Corporate Secretary on or before September 29, 2007 at the address noted above, in the form described in Sections 2.5 or 2.06 of the Amended Bylaws, as applicable.

The press release constitutes public announcement of the date of the 2007 Annual Meeting for purposes of Article II, Section 2.4 of the Company’s Bylaws and is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
3.01	Amended and Restated Bylaws of Openwave Systems Inc., as amended August 27, 2007.

99.1	Press Release dated August 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPENWAVE SYSTEMS INC.

	By:	/s/ Robert Vrij
	Name:	Robert Vrij
	Title:	President and Chief Executive Officer
Date: August 30, 2007

EXHIBIT INDEX

Exhibit Number	Description
3.01	Amended and Restated Bylaws of Openwave Systems Inc., as amended August 27, 2007.

99.1	Press Release dated August 30, 2007.